UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 8, 2007

SYNPLICITY, INC.

(Exact name of registrant as specified in its charter)

California	000-31545	77-0368779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 West California Avenue

Sunnyvale, CA 94086

(Address of principal executive offices, including zip code)

(650) 215-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 8, 2007, Synplicity, Inc., a California corporation (“Synplicity” or the “Company”), completed its acquisition of all of the capital stock of HARDI Electronics AB, a company organized under the laws of Sweden (“HARDI “).

Synplicity acquired the capital stock of HARDI pursuant to a Stock Purchase Agreement by and among Lars-Eric Lundgren, Bo Nilsson, Jonas Nilsson, Malmohus Invest AB (the “Shareholders”) and Synplicity dated as of June 1, 2007 (the “HARDI Agreement”). The total consideration paid by Synplicity to the Shareholders and an advisor is $24.2 million, of which approximately $15.2 million was paid on the closing date (including a $200,000 employee bonus pool that was paid to certain HARDI employees), and of which up to $5.4 million is to be paid contingent upon the achievement of certain revenue goals described in the HARDI Agreement. Furthermore, $3.6 million was placed into escrow for 18 months following the closing to be held as security for certain losses, if any, incurred by Synplicity in the event of (i) breaches of the representations and warranties covered in the HARDI Agreement or (ii) other specified events.

The foregoing description of the transactions consummated pursuant to the HARDI Agreement does not purport to be complete and is qualified in its entirety by reference to the HARDI Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the second fiscal quarter.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

In accordance with Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) will be filed by amendment to this Form 8-K within 71 calendar days after the date this initial report on Form 8-K is filed.

(b)	Pro Forma Financial Information.

In accordance with Item 9.01(b)(2) of Form 8-K, the pro forma financial information required by Item 9.01(b) will be filed by amendment to this Form 8-K within 71 calendar days after the date this initial report on Form 8-K is filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNPLICITY, INC.

Date: June 14, 2007	/s/ Gary Meyers
Gary Meyers
Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ John J. Hanlon
John J. Hanlon
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)